Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jabil Circuit, Inc.:
     We consent to the use of our reports dated October 21, 2010, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries (the “Company”) as of August 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2010, incorporated herein by reference.
     As discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting and disclosure guidance related to noncontrolling interests in subsidiaries. Also discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting guidance on earnings per share which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, be considered participating securities and therefore included in the computation of earnings per share pursuant to the two-class method.
/s/ KPMG LLP
February 25, 2011
Tampa, Florida
Certified Public Accountants